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                   [LETTERHEAD OF MANATT, PHELPS & PHILLIPS]

                                                                       EXHIBIT 8

                                April 17, 1995


Board of Directors
Ventura County National Bancorp
500 Esplanade Drive
Oxnard, California 93030

Ladies and Gentlemen:

     We have acted as counsel to Ventura County National Bancorp in connection with the proposed offering to holders of record of its common stock, no par value (the "Common Stock"), of transferrable subscription rights (the "Rights") to subscribe for and purchase shares of Common Stock (the "Rights Offering"). The Rights Offering also includes the purchase of Common Stock by certain Standby Purchasers. In that capacity, we hereby confirm to you our opinion that the summaries set forth under the captions "Certain Federal Income Tax Consequences" and "Tax Limitation" in the Prospectus included in Amendment No. 2 dated April 17, 1995, to the Registration Statement filed by Ventura County National Bancorp with the Securities and Exchange Commission, in connection with the Rights Offering, accurately describe the material federal income tax consequences applicable to holders of the Rights with regard to issuance, transfer, exercise and expiration of the Rights, the material federal income tax consequences applicable to Standby Purchasers with regard to the entering into, exercise and expiration of the Standby Purchase Agreements, and the material federal income tax consequences relevant to an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,


                                             MANATT, PHELPS & PHILLIPS